Exhibit 99.2

Ultimate Electronics Receives Court Approval on First-Day Motions

Court Authorizes $101 Million in Interim DIP Financing to Continue Normal Operations

DENVER, Colorado – January 13, 2005 – Ultimate Electronics, Inc. (Nasdaq: ULTEE) today announced that the U.S. Bankruptcy Court has granted interim approval of the debtor-in-possession (DIP) facilities provided by Wells Fargo Retail Finance and Mark Wattles, with immediate access of up to $86 million.  Approximately $70 million will be used to repay the Company’s outstanding pre-bankruptcy bank debt.

The Court has also approved the Company’s first-day motions to continue normal business operations, including the payment of employees and the continuation of customer programs such as price guarantees, layaways, gift cards and other credits.

“We are pleased that our requests received quick approval,” said Dave Workman, Ultimate Electronics’ President and Chief Executive Officer. “With the investment from Mark Wattles and the additional financing from Wells Fargo, we now have the capital we need.  Our customers can still count on us for the same quality of service they have come to expect from us since 1968.”

Ultimate Electronics filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code on January 11, 2005.  The cases are being jointly administered under Case No. 05-10104 (PJW), and are pending before the Honorable Judge Peter J. Walsh Bankruptcy Judge, United States Bankruptcy Court, District of Delaware. Additional information can be found at www.deb.uscourts.gov or www.kccllc.net/ultimate .

Safe Harbor Statement

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon the Company. These forward-looking statements include statements regarding the Company’s expectations concerning the bankruptcy process and the continuation of its day to day operations and payments to vendors and employees in the ordinary course.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to obtain final approval of the DIP facility; court approval of the Company’s first day papers and other motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company’s ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company’s liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; and other risk factors identified in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2004 and other filings with the Securities and Exchange Commission.  There can be no assurance that future developments affecting the Company will be those anticipated by management.  The Company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

About Ultimate Electronics, Inc. (Nasdaq: ULTEE)

Ultimate Electronics is a leading specialty retailer of home entertainment and consumer electronics products in 14 states. The Company operates 65 stores, including 54 stores in Arizona, Idaho, Illinois, Iowa, Kansas, Minnesota, Missouri, Nevada, New Mexico, Oklahoma, South Dakota, Texas and Utah under the trade name Ultimate Electronics® and 11 stores in Colorado under the trade name SoundTrack®. In addition, the Company operates Fast Trak Inc., an independent electronics repair company and a wholly owned subsidiary of Ultimate Electronics.

For further information, please contact:  Investor Relations Department, Ultimate Electronics, Inc. at 303-412-2500 (ext. 2640) or 1-800-260-2660 (ext. 2640) or e-mail shareholder@ulte.com.